SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of
1934 (Amendment No. 5)
NATIONSBANK CORPORATION
(Name of Issuer)
Common Stock
(Title of Class of Securities)
638585109
(CUSIP Number)
Check the following box if a fee is being paid with this statement.
(A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7).
The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on following pages(s))
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
36082468
6
SHARED VOTING POWER
5775415
7
SOLE DISPOSITIVE POWER
26490119

8
SHARED DISPOSITIVE POWER
14351700
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
42879875 10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
* 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
6.03
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NB Holdings Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP* (a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
36082468
6
SHARED VOTING POWER
5775415
7
SOLE DISPOSITIVE POWER
26490119
8
SHARED DISPOSITIVE POWER
14351700
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
42879875 10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
* 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
6.03
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank of Kentucky, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH 5
SOLE VOTING POWER
4182
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
4126
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4182
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
* 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.00
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
27906713
6
SHARED VOTING POWER
3074418
7
SOLE DISPOSITIVE POWER
24459170
8
SHARED DISPOSITIVE POWER
6718064
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
31759604 10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
* 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.47
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank of Tennessee, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
307286
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
81463
8
SHARED DISPOSITIVE POWER
97504
9

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
310818
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
* 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 .04
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank Texas Bancorporation, Inc.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
705844
6
SHARED VOTING POWER
58199
7
SOLE DISPOSITIVE POWER
302280
8
SHARED DISPOSITIVE POWER
174167
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
776626
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
* 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 .11
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON NationsBank of Texas, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP* (a)

(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
705844
6
SHARED VOTING POWER
58199
7
SOLE DISPOSITIVE POWER
302280
8
SHARED DISPOSITIVE POWER
174167
9

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
776626
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
* 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 .11
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
TradeStreet Investment Associates, Inc.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
63796
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
63796
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
63796
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
* 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 .01
12
TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Boatmen's Trust Company
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
7158443
6
SHARED VOTING POWER
2642798
7
SOLE DISPOSITIVE POWER
1643080
8
SHARED DISPOSITIVE POWER
7361965
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10028645 10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
* 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
1.41
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item
1(a) Name of Issuer:
NationsBank Corporation
Item 1(b) Address of Issuer's Principal Executive Offices:
NationsBank Corporate Center
Charlotte, North Carolina 28255
Item 2(a) Name of Person(s) Filing:
(a) NationsBank Corporation
(b) NB Holdings Corporation
(c) NationsBank of Kentucky, N.A.
(d) NationsBank, N.A.
(e) NationsBank of Tennessee, N.A.
(f) NationsBank Texas Bancorporation, Inc.
(g) NationsBank of Texas, N.A.
(h) TradeStreet Investment Associates, Inc.
(i) Boatmen's Trust Company
Item 2(b) Address of Principal Business Office or, if none, Residence:
(a) 101 South Tryon Street, NationsBank Plaza, Charlotte, North Carolina 28255
(b) 100 North Tryon Street, NationsBank Corporate Center, Charlotte, North Carolina 28255
(c) 72 South Main Street, Hopkinsville, Kentucky 42240
(d) 110 South Tryon Street, NationsBank Plaza, Charlotte, North Carolina 28255
(e) One NationsBank Plaza, Nashville, Tennessee 37219-1697
(f) 100 North Tryon Street, NationsBank Corporate Center, Charlotte, North Carolina 28255
(g) 901 Main Street, Dallas, Texas 75202
(h) 101 South Tryon Street, 10th Floor, Charlotte, North Carolina 28255
(i) Boatmen's Tower, 100 North Broadway, St. Louis, Missouri 63102
Item 2(c) Citizenship:
(a) North Carolina corporation
(b) North Carolina corporation
(c) U.S. National Banking Association
(d) U.S. National Banking Association
(e) U.S. National Banking Association
(f) Delaware corporation
(g) U.S. National Banking Association
(h) Maryland corporation
(i) Missouri corporation
Item 2(d) Title of Class of Securities:
Common Stock
Item 2(e) CUSIP Number:
638585109
Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a)
Broker or Dealer registered under Section 15 of the Act
(b)
X
Bank as defined in Section 3(a)(6) of the Act
(c)
Insurance Company as defined in Section 3(a)(19) of the Act
(d)
Investment Company registered under Section 8 of the Investment Company Act
(e)
X
Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940
(f)
Employee Benefit Plan, Pension Fund which is subject to the
provisions of the Employee Retirement Income Security Act of 1974 or
Endowment Fund; see Sub-section 240.13d-1 (b)(1)(ii)(F)
(g)
X
Parent Holding Company in accordance with Sub-section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h)
X
Group, in accordance with Sub-section 240.13d-1(b)(1)(ii)(H)
The following entities are holding companies:
NationsBank Corporation
NB Holdings Corporation
NationsBank, N.A.
NationsBank Texas Bancorporation, Inc.
The following entities are banks:
NationsBank of Kentucky, N.A.
NationsBank, N.A.
NationsBank of Tennessee, N.A.
NationsBank of Texas, N.A.
Boatmen's Trust Company
The following entities are registered investment
advisors:
TradeStreet Investment Associates, Inc.
Item 4 Ownership:
With respect to the beneficial
ownership of the reporting
entity as of 2/28/98, see
Items 5 through 11, inclusive,
of the respective cover pages
of this Schedule 13G
applicable to such entity
which are incorporated herein
by reference.
Item 5 Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that
as of the date hereof the reporting person has ceased to
be the beneficial owner of more than five percent of the
class of securities, check the following
Item 6 Ownership of More Than Five Percent on Behalf of Another Person:
To the extent that the reported shares are held in various fiduciary accounts, dividends and the proceeds of such shares are payable to other persons, including such accounts, the beneficiaries or settlors hereof or a combination of such persons. In certain instances, other persons (including beneficiaries and settlors) may be deemed to have the power to direct receipt of dividends or the proceeds of the sale of shares reported herein. To the best of the undersigned's knowledge and belief, no one other person has such an interest relating to more than 5% of the class of reported shares.
Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, NationsBank Corporation is filing this Schedule 13G as a parent holding company of the following:
a. NB Holdings Corporation, which is a holding company of its subsidiaries, NationsBank of Kentucky, N.A.
NationsBank, N.A.
Boatmen's Trust Company
NationsBank of Tennessee, N.A.
classifiable under Item 3(b) as Banks as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.
b. NB Holdings Corporation, which is a holding company of its subsidiary, NationsBank Texas Bancorporation, Inc., which is a holding company of its subsidiary, NationsBank of Texas, N.A., classifiable under Item 3(b) as a Bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.
c. NB Holdings Corporation, which is a holding company of its subsidiary, NationsBank, N.A., which is a holding company of its subsidiary, TradeStreet Investment Associates, Inc., a registered investment advisor under the Investment Advisors Act of 1940.
Item 8 Identification and Classification of Members of the Group:
Except for the relationships referred to in Item 7 hereof, the reporting entities do not affirm the existence of a group. This Form is filed on behalf of each of the entities listed in Item 2 (a) hereof.
Item 9 Notice of Dissolution of Group:
Not Applicable
Item 10 Certification:
By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
NATIONSBANK CORPORATION
NB HOLDINGS CORPORATION
NATIONSBANK OF KENTUCKY, N.A.
NATIONSBANK, N.A.
NATIONSBANK OF TENNESSEE, N.A.
NATIONSBANK TEXAS BANCORPORATION, INC.
NATIONSBANK OF TEXAS, N.A.
TRADESTREET INVESTMENT ASSOCIATES, INC.
BOATMEN'S TRUST COMPANY
Date:
March 6, 1998
By:
Name: Satish G. Pattegar
Title: Senior Vice President